Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:
                          Votes for     Votes withheld
Liaquat Ahamed            85,592,208    4,519,297
Ravi Akhoury              85,715,018    4,396,488
Barbara M. Baumann        86,248,127    3,863,378
Jameson A. Baxter         86,148,643    3,962,863
Charles B. Curtis         86,111,568    3,999,938
Robert J. Darretta        86,122,587    3,988,918
Katinka Domotorffy        85,970,364    4,141,142
John A. Hill              86,124,882    3,986,624
Paul L. Joskow            86,157,699    3,953,807
Kenneth R. Leibler        86,141,312    3,970,194
Robert E. Patterson       86,183,587    3,927,919
George Putnam, III        86,119,771    3,991,735
Robert L. Reynolds        86,203,661    3,907,845
W. Thomas Stephens        86,109,990    4,001,516

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against   Abstentions    Broker non votes
6,010,567    214,526         423,933        1,640,382

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for    Votes against   Abstentions    Broker non votes
68,444,155   3,118,645       4,434,966      15,274,146

All tabulations are rounded to the nearest whole number.